Exhibit 8.2

June 29, 2010

Brookfield Infrastructure Partners L.P.
Cannon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

Dear Sirs/Mesdames:

Re: Brookfield Infrastructure Partners L.P. - Dividend Reinvestment Plan

We have acted as Canadian counsel for Brookfield Infrastructure Partners L.P., a limited partnership organized under the laws of Bermuda (the “Partnership”), in connection with the filing of a registration statement on Form F-3 (the Registration Statement”) with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 2,750,000 limited partnership units (the “LP Units”) issuable pursuant to the Partnership’s Dividend Reinvestment Plan (the “Plan”). This opinion is being furnished to you as a supporting document for such Registration Statement. All initially capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

We have reviewed the Plan and the Registration Statement and made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

The opinion expressed below is limited to the federal income tax laws of Canada and is based on the Income Tax Act (Canada), as amended (the “Tax Act”), and the regulations under the Tax Act, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this opinion and the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date of this opinion. If there is any subsequent change in such law, regulations, proposals or practices or if there are subsequently any new applicable administrative or assessing practices, this opinion may become inapplicable. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based upon and subject to the foregoing and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm that the statements set forth under the heading “Certain Material Canadian Federal Income Tax Considerations” in the Registration Statement are correct in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the headings “Certain Material Canadian Federal Income Tax Considerations” and “Legal Matters” in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

Yours very truly,

/s/ TORYS LLP